EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
Avid Sportswear & Golf Corp.
Sarasota, Florida

We consent to the use in this Registration Statement of Avid Sportswear & Golf Corp. on Form 10-SB, of our report dated February 26, 2000 for Avid Sportswear & Golf Corp. for the year ended December 31, 1999 and for our reports dated April 22, 1999 and March 4, 1999 of Avid Sportswear, Inc. and Golf Innovations Corp., respectively, for the years ended December 31, 1998 and 1997, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

Jones, Jensen & Company
Salt Lake City, Utah
May 2, 2000